Exhibit 99.2

Press Release dated July 12, 2002

R-B Rubber Products Names KPMG LLP Independent Public Accountant

McMinnville, Ore., July 12, 2002 — R-B Rubber Products, Inc. (NASDAQ: “RBBR”) today announced that its Audit Committee and its Board of Directors have appointed KPMG LLP (“KPMG”) as the company’s independent public accountant effective immediately. Prior to the selection of KPMG, Arthur Andersen LLP (“Andersen”) served as the company’s independent public accountant.

Effective May 9, 2002, 123 audit and tax professionals of the Portland, Oregon office of Andersen joined KPMG. R-B Rubber believes that selecting KPMG will allow the company to minimize the disruption associated with changing its auditors. The decision was made following a thorough review by management and the Audit Committee of the Board of Directors, and the action was approved by the full Board of Directors.

The decision to change auditors was not the result of any disagreement between R-B Rubber and Andersen on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

R-B Rubber Products, Inc., is a McMinnville, Oregon based manufacturer of quality rubber matting, coatings and related products. The company’s stock trades in the over-the-counter market and is listed on the NASD computerized bulletin board system under the ticker symbol “RBBR”.

This press release includes forward-looking statements. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements depending on the actual disruption we experience in connection with the change in our audit firm.

Contact:

R-B Rubber Products, Inc.

Don Overturf, Chief Financial Officer

(503) 472-4691

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